SPORTSLINE USA, INC. COMPLETES CASH TENDER OFFER FOR
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2006

FORT LAUDERDALE, FL (October 20, 1999) - SportsLine USA, Inc. (Nasdaq: SPLN) today announced that its offer to purchase any and all of its outstanding 5% Convertible Subordinated Notes due 2006 (the "Notes") expired on October 19, 1999, and that it has accepted for payment and will purchase all Notes validly tendered pursuant to the offer. Notes in an aggregate principal amount of approximately $70 million were tendered and accepted for payment pursuant to the offer and Notes in an aggregate principal amount of approximately $20 million remain outstanding.

The aggregate cost to purchase the Notes tendered pursuant to the offer was approximately $53 million and, as a result, SportsLine will recognize an extraordinary gain of approximately $14 million, net of tender offer expenses and unamortized debt issuance costs, in the quarter ending December 31, 1999.

Robertson Stephens acted as the exclusive dealer manager for the tender offer and Morrow & Co., Inc. acted as the information agent.

About SportsLine USA, Inc.

SportsLine USA, Inc. is at the leading edge of media companies, providing Internet sports content, community and e-commerce on a global basis. SportsLine USA's content includes more than 400,000 pages of multimedia sports information, entertainment and merchandise. SportsLine USA was founded in 1994 and its flagship Internet sports service (cbs.sportsline.com) was renamed CBS SportsLine in March of 1997 as part of an exclusive promotional and content agreement with CBS Sports. SportsLine USA produces the official league Web sites for Major League Baseball, the PGA TOUR and NFL Europe League, and serves as the primary sports content provider for America Online, Netscape and Excite. In May 1999, the Company commenced operations in Europe through its majority-owned subsidiary, Sports.com Limited, formerly known as SportsLine Europe Limited.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine USA's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine USA's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine USA's latest Annual Report on Form 10-K. SportsLine USA undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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